Exhibit 11.1

                             EVEREST RE GROUP, LTD.
                        COMPUTATION OF EARNINGS PER SHARE
                  For The Quarter Ended March 31, 2002 and 2001
                             (Dollars in thousands)

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                                                     Three Months Ended
                                                          March 31,
                                                   2002              2001
                                                -----------------------------
Net Income (Numerator)                          $    61,061       $    50,130
                                                ===========       ===========

Weighted average common and effect of
 dilutive shares used in the computation
 of net income per share:
 Average shares outstanding
  - basic (denominator)                          48,108,113        46,059,428
 Effect of dilutive shares:
  Options outstanding                               970,071           921,656
  Options cancelled                                   2,291            23,283
  Options exercised                                   6,506                -
                                                -----------       -----------
 Average share outstanding
  - diluted (denominator)                        49,086,980        47,004,367


Net Income per common share:
 Basic                                          $      1.27       $      1.09
 Diluted                                        $      1.24       $      1.07

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